ETFS TRUST
FORM OF AMENDMENT TO
INVESTMENT ADVISORY AGREEMENT
This Amendment (the “Amendment”) is made and entered into as of December 5, 2017, and hereby amends the Investment Advisory Agreement, dated December 2, 2014 (the “Agreement”), between ETF Securities Advisors LLC (the “Adviser”) and ETFS Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), on behalf of each series of the Trust as listed on Schedule A of the Agreement, as revised from time to time (the “Funds”).
WHEREAS, the Adviser agrees to pay all expenses of the Trust except for certain expenses enumerated in Section 4(b) of the Agreement;
WHEREAS, the Adviser and the Trust wish to amend the Agreement to reflect that the Adviser agrees to pay the compensation and expenses of the Independent Trustees;
NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
The following language in Section 4(b) of the Agreement is deleted in its entirety:
(iii) compensation and expenses of the Trustees of the Trust who are not officers, directors/trustees, partners or employees of the Adviser or its affiliates (the “Independent Trustees”);
and the remaining enumerated items in this Section are re-numbered accordingly.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

ETFS TRUST, on behalf of the Funds    ETF SECURITIES ADVISORS LLC

By:  /s/Joseph Roxburgh
       Joseph Roxburgh
       Treasurer
    By:  /s/Steven Dunn
       Steven Dunn
       Managing Director